Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus Supplement dated
February 16, 2021 and the Prospectus dated August 9, 2019
Registration No. 333-233159

W. P. CAREY INC.

Pricing Term Sheet

$425,000,000 2.250% Senior Notes due 2033

Issuer:	W. P. Carey Inc.
Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB
Security Type:	Senior Unsecured Notes
Pricing Date:	February 16, 2021
Settlement Date:	February 25, 2021 (T+7); Under Rule 15c6-1 under the Securities Exchange Act, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day preceding the closing date will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.
Maturity Date:	April 1, 2033
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2021
Principal Amount:	$425,000,000
Benchmark Treasury:	1.125% due February 15, 2031
Benchmark Treasury Price / Yield:	98-14 / 1.292%
Spread to Benchmark Treasury:	+108 bps
Yield to Maturity:	2.372%
Coupon:	2.250% per year
Public Offering Price:	98.722% of the principal amount
Optional Redemption: Make-Whole Call: Par Call:	Prior to January 1, 2033, T + 20 bps On or after January 1, 2033
Denominations:	$2,000 x $1,000
CUSIP / ISIN:	92936U AH2 / US92936UAH23
Joint Book-Running Managers:	Wells Fargo Securities, LLC Barclays Capital Inc. J.P. Morgan Securities LLC
Co-Managers:	Capital One Securities, Inc. Fifth Third Securities, Inc. PNC Capital Markets LLC Regions Securities LLC Stifel, Nicolaus & Company, Incorporated BNY Mellon Capital Markets, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independently of any other security rating.

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

No UK PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in UK.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC, including the prospectus supplement relating to the notes, for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement relating to the notes if you request it by contacting Wells Fargo Securities, LLC toll free at 1-800-645-3751, Barclays Capital Inc. toll-free at 1-888-603-5847 or J.P. Morgan Securities LLC collect at 1-212-834-4533.